Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Fourth Quarter and Fiscal Year 2009 Financial Results
Tuesday, February 16, 2010 4:30 pm EDT

Company Returns To Profitability With Strong Revenue Growth

HAYWARD, Calif., February 16, 2010 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, medical device, research, flat panel and energy industries, today reported its financial results for the fourth quarter and fiscal year 2009 ended January 1, 2010.  Revenue for the fourth quarter was $72.8 million, an increase of 76.1% from the third quarter 2009 and an increase of 54.6% from the same period a year ago.  Gross margin for the fourth quarter was 11.6%, compared to 7.9% for the third quarter 2009, and 0.9% for the same period a year ago. The company recorded net income of $2.5 million or $0.11 per share compared to a net loss of ($1.4) million, or ($0.07) per share, for the third quarter 2009.  Included in the $2.5 million net income in the fourth quarter is a tax benefit of $542,000, or $0.02 per share.  In the fourth quarter 2008, the company recorded a net loss of ($52.2) million, or ($2.45) per share, which included a $55.1 million one-time charge for impairment of goodwill and long-term assets.

For fiscal year 2009 revenue was $160.0 million, a decrease of $107 million, or 40.1%, from the same period a year ago. Gross margin for fiscal year 2009 was 5.0% compared to 9.5% for the same period a year ago. The company recorded a net loss of ($20.0) million or ($0.94) per share for fiscal year 2009 compared to a net loss of ($52.4) million, or ($2.43) per share, for the same period a year ago.  Included in the net loss for 2008 was a $55.1 million one-time charge for impairment of goodwill and long-term assets.

Cash at the end of the fourth quarter 2009 was $26.7 million, a decrease of $4.0 million from the prior quarter and third party debt at the end of the fourth quarter was $15.1 million, a decrease of $500,000 when compared to $15.6 million at the end of the third quarter 2009.  Inventory was $47.0 million, an increase of $10.4 million, compared to $36.6 million at the end of the third quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “We are very pleased that the fourth quarter of 2009 represented a return to profitability for UCT and that we were able to exceed both our revenue and EPS guidance for the quarter.  In addition to the continued dramatic growth in the semiconductor capital equipment market, we are very excited about our growth in the other related markets we serve.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “As we begin the new year, we are very optimistic about our continued growth and our expansion into other markets.  Revenue guidance for the first quarter is $82 million to $87 million, with earnings per share in the range of $0.10 to $0.14.  For the first quarter 2010 we are projecting a 10% tax rate.”

Ultra Clean will conduct a conference call today, Tuesday, February 16, 2010, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800-642-1687 (domestic) and 706-645-9291 (international). The confirmation number for the live broadcast and replays is 53412363 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, medical device, research, flat panel and energy industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, medical device, flat panel and energy industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our first quarter 2010 revenue and earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended January 2, 2009 and quarterly report on Form 10-Q for the quarter ended October 2, 2009, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4600

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	January 1,	January 2,
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$26,697	$29,620
Accounts receivable	34,787	13,790
Inventory	46,976	39,814
Other current assets	5,321	11,268
Total current assets	113,781	94,492

Equipment and leasehold improvements, net	7,450	8,954
Purchased intangibles, net	8,987	8,987
Other non-current assets	408	4,978
Total assets	$130,626	$117,411

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$2,008	$5,736
Accounts payable	46,098	11,275
Other current liabilities	4,264	4,284
Total current liabilities	52,370	21,295

Bank debt and other long-term liabilities	17,077	17,717
Total liabilities	69,447	39,012

Stockholders' equity
Common stock	93,226	90,420
Accumulated deficit	(32,047)	(12,021)
Total stockholders' equity	61,179	78,399
Total liabilities and stockholders' equity	$130,626	$117,411

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended		For the twelve months ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009

Sales	$72,781	$47,070	$159,757	$266,919

Cost of goods sold	64,324	46,654	151,741	241,453

Gross profit	8,457	416	8,016	25,466

Operating expenses:
Research and development	777	1,029	3,212	2,904
Sales and marketing	1,471	1,315	4,693	5,739
General and administrative	4,077	5,516	16,186	24,226
Impairment of goodwill and long-lived assets	-	55,080	-	55,080
Total operating expenses	6,325	62,940	24,091	87,949

Income (loss) from operations	2,132	(62,524)	(16,075)	(62,483)

Interest and other income (expense), net	(179)	(44)	(791)	(870)

Income (loss) before income taxes	1,953	(62,568)	(16,866)	(63,353)

Income tax provision (benefit)	(542)	(10,352)	3,160	(10,936)

Net income (loss)	$2,495	$(52,216)	$(20,026)	$(52,417)

Net income (loss) per share:
Basic	$0.12	$(2.45)	$(0.94)	$(2.43)
Diluted	$0.11	$(2.45)	$(0.94)	$(2.43)

Shares used in computing
net income (loss) per share:
Basic	21,438	21,325	21,403	21,542
Diluted	22,630	21,325	21,403	21,542